UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – OCTOBER 19, 2010

ARDENT MINES LIMITED
(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

561-843-0843
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On October 19, 2010, Ardent Mines Limited (the “Company”) entered into a Convertible Promissory Note with CRG Finance AG (the “Lender”).  The Lender has agreed to loan the Company an aggregate of up to One Million U.S. Dollars ($1,000,000) which may be drawn down by the Company in tranches at an interest rate of seven and one half percent (7.5%).  After the first anniversary thereof, the loan shall be due thirty (30) days after a demand is made by the Lender.  In lieu of payment in cash, the Lender may request that the Company repay any or all of the principal and/or interest in the form of restricted common stock of the Company at a price per share equal to eighty percent (80%) of the average closing price of the Company’s common stock over the thirty (30) days immediately preceding the closing of the planned acquisition of, announcing the prospective acquisition of Rio Sao Pedro Mineracao LTDA (“RSPM”) or such other third-party assets or shares of a strategic acquisition company which may be acquired earlier than such RSPM closing.

Item 8.01	Other Events.

On October 21, 2010, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the prospective acquisition of Rio Sao Pedro Mineracao LTDA.  In addition, in connection with the issuance of the press release, the Company is releasing a copy of the Geology report, entitled “Weathered Ores of the Fazenda Lavras Gold Property, Paracatu, Minas Gerais, Brazil” which has been delivered to the Company in connection with due diligence undertaken by the Company in respect of the prospective transaction pertaining to the acquisition of Rio Sao Pedro Mineracao LTDA by the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated October 21, 2010.

Exhibit 99.2	Geology Report: “Weathered Ores of the Fazenda Lavras Gold Property, Paracatu, Minas Gerais, Brazil”

Exhibit 99.3	Consent of Joao Batista G. Teixeira, Geologist, PhD, P.Geo., to file Geology Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED

By:	/s/ Leonardo Alberto Riera
	Name:	Leonardo Alberto Riera
	Title:	President

Date: October 21, 2010